As filed with the U.S. Securities and Exchange Commission on July 13, 2023

File No. 333-195493

File No. 811-22961

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-1A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933	☒
Pre-Effective Amendment No. ____	☐
Post-Effective Amendment No. 249	☒

and/or

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940	☒
Amendment No. 252	☒

EA Series Trust

(Exact Name of Registrant as Specified in Charter)

19 East Eagle Road

Havertown, Pennsylvania 19083

(Address of Principal Executive Offices, Zip Code)

(215) 882-9983

(Registrant’s Telephone Number, including Area Code)

Patrick R. Cleary

19 East Eagle Road

Havertown, Pennsylvania 19083

(Name and Address of Agent for Service)

Copy to:

Karen Aspinall, Esq.

Practus, LLP

11300 Tomahawk Creek Parkway, Suite 310

Leawood, Kansas 66211

It is proposed that this filing will become effective (check appropriate box):

☒	immediately upon filing pursuant to paragraph (b)
☐	On ________________ pursuant to paragraph (b)
☐	60 days after filing pursuant to paragraph (a)(1)
☐	on pursuant to paragraph (a)(1)
☐	75 days after filing pursuant to paragraph (a)(2)
☐	on ________________ pursuant to paragraph (a)(2) of Rule 485.

If appropriate, check the following box

☐	this post-effective amendment designates a new effective date for a previously filed post-effective amendment.

EXPLANATORY NOTE

This Post-Effective Amendment No. 249 (the “Post-Effective Amendment”) to the Registration Statement of EA Series Trust (the “Trust”) is being filed solely for the purpose of filing an exhibit to the Trust’s Registration Statement. Accordingly, the Post-Effective Amendment consists only of a facing page, this explanatory note and Part C of the Registration Statement, including the exhibit listed as “filed herewith” below. The Post-Effective Amendment does not modify any other part of the Trust’s Registration Statement. Pursuant to Rule 462(d) under the Securities Act of 1933, the Post-Effective Amendment shall become effective immediately upon filing with the Securities and Exchange Commission. The contents of the Trust’s Registration Statement are hereby incorporated by reference.

PART C

OTHER INFORMATION

Item 28. Exhibits:

(a)	Articles of Incorporation.

(1)	Agreement and Declaration of Trust of EA Series Trust (the “Registrant”), previously filed as Exhibit 99.a.1 with Pre-Effective Amendment No. 2 to the Registrant’s registration statement on October 17, 2014, is hereby incorporated by reference.

(2)	[Intentionally Omitted]

(3)	[Intentionally Omitted]

(4)	Restated Certificate of Trust of EA Series Trust, as filed with the office of the Secretary of State of Delaware on April 21, 2022, previously filed as Exhibit 99.a.4 with Post-Effective Amendment No. 120 to the Registrant’s registration statement on May 13, 2022, is hereby incorporated by reference.

(b)	By-laws of the Registrant, previously filed as Exhibit 99.b.1 with Pre-Effective Amendment No. 2 to the Registrant’s registration statement on October 17, 2014, is hereby incorporated by reference.

(c)	Instruments Defining Rights of Security Holders.

(1)	Agreement and Declaration of Trust

(i)	Article III: Shares

(ii)	Article V: Shareholders’ Voting Powers and Meetings

(iii)	Article VI: Net Asset Value; Distributions; Redemptions; Transfers

(iv)	Article VIII: Certain Transactions, Section 4

(v)	Article X: Miscellaneous, Section 4

(2)	By-Laws

(i)	Article II: Meetings of Shareholders

(ii)	Article VI: Records and Reports, Sections 1, 2, and 3

(iii)	Article VII: General Matters, Sections 3, 4, 6, and 7

(iv)	Article VIII: Amendments, Section 1

(d)	Investment Advisory Agreements.

(1)	Investment Advisory Agreement between the Registrant and Empowered Funds, LLC (October 17, 2014), with respect to ValueShares U.S. Quantitative Value ETF, ValueShares International Quantitative Value ETF, MomentumShares U.S. Quantitative Momentum ETF and MomentumShares International Quantitative Momentum ETF, previously filed as Exhibit 99.d.1 with Pre-Effective Amendment No. 2 to the Registrant’s registration statement on October 17, 2014, is hereby incorporated by reference.

(i)	Second Amendment to the Investment Advisory Agreement (February 8, 2019), previously filed as Exhibit 99.d.1.i with Post-Effective Amendment No. 14 to the Registrant’s registration statement on February 20, 2019, is hereby incorporated by reference.

(2)	Investment Advisory Agreement between the Registrant and Empowered Funds, LLC (February 6, 2017), with respect to Alpha Architect Value Momentum Trend ETF, previously filed as Exhibit 99.d.1.i with Post-Effective Amendment No. 8 to the Registrant’s registration statement on April 26, 2017, is hereby incorporated by reference.

(i)	Amendment to Investment Advisory Agreement between the Registrant and Empowered Funds, LLC (February 6, 2017), with respect to Alpha Architect Value Momentum Trend ETF, Alpha Architect U.S. Quantitative Value ETF, Alpha Architect International Quantitative Value ETF, Alpha Architect U.S. Quantitative Momentum ETF and the Alpha Architect International Quantitative Momentum ETF previously filed as Exhibit 99.d.2.i with Post-Effective Amendment No. 212 to the Registrant’s registration statement on January 30, 2023, is hereby incorporated by reference.

(3)	Investment Advisory Agreement between the Registrant and Empowered Funds, LLC, with respect to Freedom 100 Emerging Markets ETF, previously filed as Exhibit 99.d.3 with Post-Effective Amendment No. 17 to the Registrant’s registration statement on May 17, 2019, is hereby incorporated by reference.

(4)	Investment Advisory Agreement between the Registrant and Empowered Funds, LLC, with respect to Merlyn.AI Bull-Rider Bear-Fighter ETF and Merlyn.AI Tactical Growth and Income ETF – previously filed as Exhibit 99.d.4 with Post-Effective Amendment No. 25 to the Registrant’s registration statement on January 28, 2020, is hereby incorporated by reference.

(5)	Investment Advisory Agreement between the Registrant and Empowered Funds, LLC, with respect to Gadsden Dynamic Multi-Asset ETF, previously filed as Exhibit 99.d.5 with Post-Effective Amendment No. 41 to the Registrant’s registration statement on November 23, 2020, is hereby incorporated by reference.

(6)	Investment Sub-Advisory Agreement among the Registrant, Empowered Funds, LLC, and Gadsden, LLC with respect to Gadsden Dynamic Multi-Asset ETF, previously filed as Exhibit 99.d.6 with Post-Effective Amendment No. 41 to the Registrant’s registration statement on November 23, 2020, is hereby incorporated by reference.

(7)	Investment Advisory Agreement between the Registrant and Empowered Funds, LLC, with respect to the UPHOLDINGS Compound Kings ETF, previously filed as Exhibit 99.d.7 with Post-Effective Amendment No. 50 to the Registrant’s registration statement on January 25, 2021, is hereby incorporated by reference.

(8)	Investment Sub-Advisory Agreement among the Registrant, Empowered Funds, LLC, and Upholdings Group LLC with respect to the UPHOLDINGS Compound Kings ETF, previously filed as Exhibit 99.d.8 with Post-Effective Amendment No. 50 to the Registrant’s registration statement on January 25, 2021, is hereby incorporated by reference.

(9)	Investment Advisory Agreement between the Registrant and Empowered Funds, LLC, with respect to Merlyn.AI Best-of-Breed Core Momentum ETF and Merlyn.AI SectorSurfer Momentum ETF, previously filed as Exhibit 99.d.9 with Post-Effective Amendment No. 46 to the Registrant’s registration statement on December 23, 2020, is hereby incorporated by reference.

(10)	Investment Advisory Agreement between the Registrant and Empowered Funds, LLC, with respect to the Freedom Day Dividend ETF, previously filed as Exhibit 99.d.10 with Post-Effective Amendment No. 67 to the Registrant’s registration statement on May 3, 2021, is hereby incorporated by reference.

(11)	Investment Sub-Advisory Agreement among the Registrant, Empowered Funds, LLC, and Freedom Day Solutions, LLC with respect to the Freedom Day Dividend ETF, previously filed as Exhibit 99.d.11 with Post-Effective Amendment No. 67 to the Registrant’s registration statement on May 3, 2021, is hereby incorporated by reference.

(12)	[Intentionally Omitted]

(13)	[Intentionally Omitted]

(14)	Investment Advisory Agreement between the Registrant and Empowered Funds, LLC, with respect to the Sparkline Intangible Value ETF, previously filed as Exhibit 99.d.14 with Post-Effective Amendment No. 67 to the Registrant’s registration statement on June 23, 2021, is hereby incorporated by reference.

(15)	Investment Sub-Advisory Agreement among the Registrant, Empowered Funds, LLC, and Sparkline Capital LP with respect to the Sparkline Intangible Value ETF, previously filed as Exhibit 99.d.15 with Post-Effective Amendment No. 67 to the Registrant’s registration statement on June 23, 2021, is hereby incorporated by reference.

(16)	Investment Advisory Agreement between the Registrant and Empowered Funds, LLC, with respect to the Viridi Cleaner Energy Crypto-Mining & Semiconductor ETF, previously filed as Exhibit 99.d.16 with Post-Effective Amendment No. 77 to the Registrant’s registration statement on July 20, 2021, is hereby incorporated by reference.

(17)	[Intentionally Omitted]

(18)	[Intentionally Omitted]

(19)	[Intentionally Omitted]

(20)	Investment Advisory Agreement between the Registrant and Empowered Funds, LLC, with respect to the Discipline Fund ETF, previously filed as Exhibit 99.d.20 with Post-Effective Amendment No. 86 to the Registrant’s registration statement on September 15, 2021, is hereby incorporated by reference.

(21)	Investment Sub-Advisory Agreement among the Registrant, Empowered Funds, LLC, and Orcam Financial Group, LLC with respect to the Discipline Fund ETF, previously filed as Exhibit 99.d.21 with Post-Effective Amendment No. 86 to the Registrant’s registration statement on September 15, 2021, is hereby incorporated by reference.

(22)	Investment Advisory Agreement between the Registrant and Empowered Funds, LLC, with respect to the Guru Favorite Stocks ETF, previously filed as Exhibit 99.d.22 with Post-Effective Amendment No. 99 to the Registrant’s registration statement on December 14, 2021, is hereby incorporated by reference.

(23)	Investment Sub-Advisory Agreement among the Registrant, Empowered Funds, LLC, and GuruFocus Investments, LLC with respect to the Guru Favorite Stocks ETF, previously filed as Exhibit 99.d.23 with Post-Effective Amendment No. 99 to the Registrant’s registration statement on December 14, 2021, is hereby incorporated by reference.

(24)	Investment Advisory Agreement between the Registrant and Empowered Funds, LLC, with respect to the Generation Z ETF, previously filed as Exhibit 99.d.24 with Post-Effective Amendment No. 98 to the Registrant’s registration statement on December 13, 2021, is hereby incorporated by reference.

(25)	Investment Sub-Advisory Agreement among the Registrant, Empowered Funds, LLC, and Alkali Fintech LLC with respect to the Generation Z ETF, previously filed as Exhibit 99.d.25 with Post-Effective Amendment No. 98 to the Registrant’s registration statement on December 13, 2021, is hereby incorporated by reference.

(26)	[Intentionally Omitted]

(27)	[Intentionally Omitted]

(28)	Investment Advisory Agreement between the Registrant and Empowered Funds, LLC, with respect to the ROC ETF, previously filed as Exhibit 99.d.28 with Post-Effective Amendment No. 111 to the Registrant’s registration statement on March 18, 2022, is hereby incorporated by reference.

(29)	Investment Sub-Advisory Agreement among the Registrant, Empowered Funds, LLC, and ROC Investments, LLC with respect to the ROC ETF, previously filed as Exhibit 99.d.28 with Post-Effective Amendment No. 111 to the Registrant’s registration statement on March 18, 2022, is hereby incorporated by reference.

(30)	[Intentionally Omitted]

(31)	[Intentionally Omitted]

(32)	Investment Advisory Agreement between the Registrant and Empowered Funds, LLC, with respect to the Relative Sentiment Tactical Allocation ETF, previously filed as Exhibit 99.d.32 with Post-Effective Amendment No. 115 to the Registrant’s registration statement on April 1, 2022, is hereby incorporated by reference.

(33)	Investment Sub-Advisory Agreement among the Registrant, Empowered Funds, LLC, and Relative Sentiment Technologies, LLC with respect to the Relative Sentiment Tactical Allocation ETF, previously filed as Exhibit 99.d.33 with Post-Effective Amendment No. 115 to the Registrant’s registration statement on April 1, 2022, is hereby incorporated by reference.

(34)	Investment Advisory Agreement between the Registrant and Empowered Funds, LLC, with respect to the Argent Mid Cap ETF, previously filed as Exhibit 99.d.34 with Post-Effective Amendment No. 153 to the Registrant’s registration statement on August 15, 2022, is hereby incorporated by reference.

(35)	Investment Sub-Advisory Agreement among the Registrant, Empowered Funds, LLC, and Argent Capital Management LLC with respect to the Argent Mid Cap ETF, previously filed as Exhibit 99.d.35 with Post-Effective Amendment No. 153 to the Registrant’s registration statement on August 15, 2022, is hereby incorporated by reference.

(36)	Investment Advisory Agreement between the Registrant and Empowered Funds, LLC, with respect to the AOT Growth and Innovation ETF, previously filed as Exhibit 99.d.36 with Post-Effective Amendment No. 134 to the Registrant’s registration statement on June 22, 2022, is hereby incorporated by reference.

(37)	Investment Sub-Advisory Agreement among the Registrant, Empowered Funds, LLC and AOT Invest LLC with respect to the AOT Growth and Innovation ETF, previously filed as Exhibit 99.d.37 with Post-Effective Amendment No. 134 to the Registrant’s registration statement on June 22, 2022, is hereby incorporated by reference.

(38)	[Intentionally Omitted]

(39)	[Intentionally Omitted]

(40)	Investment Advisory Agreement between the Registrant and Empowered Funds, LLC, with respect to the EA Bridgeway Blue Chip ETF, previously filed as Exhibit 99.d.40 with Post-Effective Amendment No. 151 to the Registrant’s registration statement on August 11, 2022, is hereby incorporated by reference.

(i)	Amendment No. 1 to Schedule A to the Investment Advisory Agreement between Registrant and Empowered Funds, LLC, with respect to the EA Bridgeway Omni Small-Cap Value ETF - previously filed as Exhibit 99.d.40(i) with Post-Effective Amendment No. 199 to the Registrant’s registration statement on December 19, 2022, is hereby incorporated by reference.

(41)	Investment Sub-Advisory Agreement among the Registrant, Empowered Funds, LLC, and Bridgeway Capital Management, LLC, with respect to the EA Bridgeway Blue Chip ETF - previously filed as Exhibit 99.d.41 with Post-Effective Amendment No. 231 to the Registrant’s registration statement on April 19, 2023, is hereby incorporated by reference.

(i)	Amendment No. 1 to Schedule A to the Investment Sub-Advisory Agreement among the Registrant, Empowered Funds, LLC and Bridgeway Capital Management, LLC, with respect to the EA Bridgeway Omni Small-Cap Value ETF – previously filed as Exhibit 99.d.41(i) with Post-Effective Amendment No. 199 to the Registrant’s registration statement on December 19, 2022, is hereby incorporated by reference.

(42)	Investment Advisory Agreement between the Registrant and Empowered Funds, LLC, with respect to the Strive U.S. Energy ETF, previously filed as Exhibit 99.d.42 with Post-Effective Amendment No. 146 to the Registrant’s registration statement on August 4, 2022, is hereby incorporated by reference.

(i)	Amendment No. 1 to Schedule A to the Investment Advisory Agreement between Registrant and Empowered Funds, LLC, with respect to the Strive 500 ETF, previously filed as Exhibit 99.d(42)(i) with Post-Effective Amendment No. 165 to the Registrant’s registration statement on September 7, 2022, is hereby incorporated by reference.

(ii)	Amendment No. 2 to Investment Advisory Agreement between Registrant and Empowered Funds, LLC, with respect to the Strive U.S. Semiconductor ETF and Strive U.S. Technology ETF, previously filed as Exhibit 99.d(42)(ii) with Post-Effective Amendment No. 179 to the Registrant’s registration statement on October 3, 2022, is hereby incorporated by reference.

(iii)	Amendment No. 3 to Investment Advisory Agreement between Registrant and Empowered Funds, LLC, with respect to the Strive 1000 Growth ETF, Strive 1000 Value ETF, Strive 2000 ETF, and Strive 1000 Dividend Growth ETF, previously filed as Exhibit 99.d(42)(iii) with Post-Effective Amendment No. 188 to the Registrant’s registration statement on November 4, 2022, is hereby incorporated by reference.

(iv)	Form of Amendment No. 4 to Investment Advisory Agreement between Registrant and Empowered Funds, LLC, with respect to the Strive Emerging Markets Ex-China ETF, previously filed as Exhibit 99.d(42)(iv) with Post-Effective Amendment No. 205 to the Registrant’s registration statement on January 9, 2023, is hereby incorporated by reference.

(v)	Amendment No. 5 to Investment Advisory Agreement between Registrant and Empowered Funds, LLC, with respect to the Strive FAANG 2.0 ETF, Strive Total Return Bond ETF and Strive Enhanced Income Short Maturity ETF – To be filed by amendment.

(43)	Investment Sub-Advisory Agreement among the Registrant, Empowered Funds, LLC and Strive Asset Management, LLC, with respect to the Strive U.S. Energy ETF, Strive U.S. Semiconductor ETF, Strive U.S. Technology ETF and Strive Emerging Ex-China ETF, previously filed as Exhibit 99.d.43 with Post-Effective Amendment No. 146 to the Registrant’s registration statement on August 4, 2022, is hereby incorporated by reference.

(i)	Amendment No. 1 to Schedule A to the Investment Sub-Advisory Agreement among the Registrant, Empowered Funds, LLC and Strive Asset Management, LLC, with respect to the Strive 500 ETF, previously filed as Exhibit 99.d(43)(i) with Post-Effective Amendment No. 165 to the Registrant’s registration statement on September 7, 2022, is hereby incorporated by reference.

(ii)	Amendment No. 2 to Investment Sub-Advisory Agreement among the Registrant, Empowered Funds, LLC and Strive Asset Management, LLC, with respect to the Strive 1000 Growth ETF, Strive 1000 Value ETF, Strive 2000 ETF, and Strive 1000 Dividend Growth ETF, previously filed as Exhibit 99.d(43)(ii) with Post-Effective Amendment No. 188 to the Registrant’s registration statement on November 4, 2022, is hereby incorporated by reference.

(iii)

Amendment No. 3 to Investment Sub-Advisory Agreement among the Registrant, Empowered Funds, LLC and Strive Asset Management, LLC, with respect to the Strive FAANG 2.0 ETF, Strive Total Return Bond ETF and Strive Enhanced Income Short Maturity ETF – To be filed by amendment.

(44)	Investment Advisory Agreement between the Registrant and Empowered Funds, LLC, with respect to the Altrius Global Dividend ETF, previously filed as Exhibit 99.d.44 with Post-Effective Amendment No. 174 to the Registrant’s registration statement on September 26, 2022, is hereby incorporated by reference.

(45)	Investment Sub-Advisory Agreement among the Registrant, Empowered Funds, LLC and Altrius Capital Management, Inc., with respect to the Altrius Global Dividend ETF, previously filed as Exhibit 99.d.45 with Post-Effective Amendment No. 174 to the Registrant’s registration statement on September 26, 2022, is hereby incorporated by reference.

(46)	[Intentionally Omitted]

(47)	[Intentionally Omitted]

(48)	Investment Advisory Agreement between the Registrant and Empowered Funds, LLC, with respect to the Burney U.S. Factor Rotation ETF previously filed as Exhibit 99.d.48 with Post-Effective Amendment No. 180 to the Registrant’s registration statement on October 7, 2022, is hereby incorporated by reference.

(49)	Investment Sub-Advisory Agreement among the Registrant, Empowered Funds, and The Burney Company, with respect to the Burney U.S. Factor Rotation ETF previously filed as Exhibit 99.d.49 with Post-Effective Amendment No. 180 to the Registrant’s registration statement on October 7, 2022, is hereby incorporated by reference.

(50)	Investment Advisory Agreement between the Registrant and Empowered Funds, LLC, with respect to the Alpha Architect High Inflation and Deflation ETF, previously filed as Exhibit 99.d.50 with Post-Effective Amendment No. 192 to the Registrant’s registration statement on November 15, 2022, is hereby incorporated by reference.

(51)	Investment Sub-Advisory Agreement among the Registrant, Empowered Funds, LLC, and Alpha Architect, LLC with respect to the Alpha Architect High Inflation and Deflation ETF, previously filed as Exhibit 99.d.51 with Post-Effective Amendment No. 192 to the Registrant’s registration statement on November 15, 2022, is hereby incorporated by reference.

(52)	Investment Advisory Agreement between the Registrant and Empowered Funds, LLC, with respect to Alpha Architect Tail Risk ETF and Alpha Architect 1-3 Month Box ETF previously filed as Exhibit 99.d52 with Post-Effective Amendment No. 191 to the Registrant’s registration statement on November 10, 2022, is hereby incorporated by reference.

(53)	Investment Sub-Advisory Agreement among the Registrant, Empowered Funds, LLC and Arin Risk Advisors, LLC with respect to the Alpha Architect Tail Risk ETF and Alpha Architect 1-3 Month Box ETF previously filed as Exhibit 99.d53 with Post-Effective Amendment No. 191 to the Registrant’s registration statement on November 10, 2022, is hereby incorporated by reference.

(54)	Investment Advisory Agreement between the Registrant and Empowered Funds, LLC, with respect to the Euclidean Fundamental Value ETF previously filed as Exhibit 99.d54 with Post-Effective Amendment No. 227 to the Registrant’s registration statement on April 5, 2023, is hereby incorporated by reference.

(55)	Investment Sub-Advisory Agreement among the Registrant, Empowered Funds, LLC, and Euclidean Technologies Management, LLC with respect to the Euclidean Fundamental Value ETF previously filed as Exhibit 99.d55 with Post-Effective Amendment No. 228 to the Registrant’s registration statement on April 6, 2023, is hereby incorporated by reference.

(56)	Investment Advisory Agreement between the Registrant and Empowered Funds, LLC, with respect to the Bridges Capital Tactical Equity ETF previously filed as Exhibit 99.d56 with Post-Effective Amendment No. 227 to the Registrant’s registration statement on April 5, 2023, is hereby incorporated by reference.

(57)	Investment Sub-Advisory Agreement among the Registrant, Empowered Funds, LLC, and Bridges Capital, LLC with respect to the Bridges Capital Tactical Equity previously filed as Exhibit 99.d57 with Post-Effective Amendment No. 227 to the Registrant’s registration statement on April 5, 2023, is hereby incorporated by reference.

(58)	Investment Advisory Agreement between the Registrant and Empowered Funds, LLC with respect to the MKAM ETF previously filed as Exhibit 99.d58 with Post-Effective Amendment No. 227 to the Registrant’s registration statement on April 5, 2023, is hereby incorporated by reference.

(59)	Investment Sub-Advisory Agreement among the Registrant, Empowered Funds, LLC, and MKAM ETF LLC with respect to the MKAM ETF previously filed as Exhibit 99.d59 with Post-Effective Amendment No. 229 to the Registrant’s registration statement on April 6, 2023, is hereby incorporated by reference.

(60)	Investment Advisory Agreement between the Registrant and Empowered Funds, LLC with respect to the Morgan Dempsey Large Cap Value ETF previously filed as Exhibit 99.d60 with Post-Effective Amendment No. 227 to the Registrant’s registration statement on April 5, 2023, is hereby incorporated by reference.

(61)	Investment Sub-Advisory Agreement among the Registrant, Empowered Funds, LLC, and Morgan Dempsey Capital Management, LLC with respect to the Morgan Dempsey Large Cap Value ETF – previously filed as Exhibit 99.d61 with Post-Effective Amendment No. 231 to the Registrant’s registration statement on April 19, 2023, is hereby incorporated by reference.

(62)	Investment Advisory Agreement between the Registrant and Empowered Funds, LLC with respect to the Bushido Capital US Equity ETF – To be filed by amendment.

(63)	Investment Sub-Advisory Agreement among the Registrant, Empowered Funds, LLC, and Sepio Capital, L.P. with respect to the Bushido Capital US Equity ETF – To be filed by amendment.

(64)	Investment Advisory Agreement between the Registrant and Empowered Funds, LLC with respect to the Astoria US Quality Kings ETF – To be filed by amendment.

(65)	Investment Sub-Advisory Agreement among the Registrant, Empowered Funds, LLC, and Astoria Portfolio Advisors, LLC with respect to the Astoria US Quality Kings ETF – To be filed by amendment.

(66)	Investment Advisory Agreement between the Registrant and Empowered Funds, LLC with respect to the MarketDesk Focused U.S. Dividend ETF – To be filed by amendment.

(67)	Investment Sub-Advisory Agreement among the Registrant, Empowered Funds, LLC, and MarketDesk Indices, LLC with respect to the MarketDesk Focused U.S. Dividend ETF – To be filed by amendment.

(68)	Investment Advisory Agreement between the Registrant and Empowered Funds, LLC with respect to the WHITEWOLF Publicly Listed Private Equity ETF and WHITEWOLF Commercial Real Estate Finance Income ETF – To be filed by amendment.

(69)	Investment Sub-Advisory Agreement among the Registrant, Empowered Funds, LLC, and White Wolf Capital Advisors, LLC with respect to the WHITEWOLF Publicly Listed Private Equity ETF and WHITEWOLF Commercial Real Estate Finance Income ETF – To be filed by amendment.

(70)	Investment Advisory Agreement between the Registrant and Empowered Funds, LLC with respect to the TBG Dividend Growth ETF – To be filed by amendment.

(71)	Investment Sub-Advisory Agreement among the Registrant, Empowered Funds, LLC, and Madison Avenue Financial Solutions, LLC with respect to the TBG Dividend Growth ETF – To be filed by amendment.

(e)	Underwriting Contracts.

(1)	Distribution Agreement between the Registrant and Quasar Distributors, LLC –, previously filed as Exhibit 99.e.1 with Pre-Effective Amendment No. 2 to the Registrant’s registration statement on October 17, 2014, is hereby incorporated by reference.

(i)	Novation Agreement for Quasar Distributors, LLC, previously filed as Exhibit 99.e.(1)(i) with Post-Effective Amendment No. 30 to the Registrant’s registration statement on July 22, 2020, is hereby incorporated by reference.

(ii)	Novation Agreement for Quasar Distributors, LLC, previously filed as Exhibit 99.e.(1)(ii) with Post-Effective Amendment No. 86 to the Registrant’s registration statement on September 15, 2021, is hereby incorporated by reference.

(iii)	Third Amendment to the Distribution Agreement, previously filed as Exhibit 99.e(1)(iii) with Post-Effective Amendment No. 102 to the Registration statement on January 19, 2022, is hereby incorporated by reference.

(iv)	Fourth Amendment to the Distribution Agreement, previously filed as Exhibit 99.e(1)(iv) with Post-Effective Amendment No. 111 to the Registration statement on March 18, 2022, is hereby incorporated by reference.

(v)	Fifth Amendment to the Distribution Agreement, previously filed as Exhibit 99.e(1)(v) with Post-Effective Amendment No. 134 to the Registrant’s registration statement on June 22, 2022, is hereby incorporated by reference.

(vi)	Sixth Amendment to the Distribution Agreement, previously filed as Exhibit 99.e(1)(vi) with Post-Effective Amendment No. 146 to the Registrant’s registration statement on August 4, 2022, is hereby incorporated by reference.

(vii)	Seventh Amendment to the Distribution Agreement, previously filed as Exhibit 99.e(1)(vii) with Post-Effective Amendment No. 165 to the Registrant’s registration statement on September 7, 2022, is hereby incorporated by reference.

(viii)	Eighth Amendment to the Distribution Agreement, previously filed as Exhibit 99.e(1)(viii) with Post-Effective Amendment No. 174 to the Registrant’s registration statement on September 26, 2022, is hereby incorporated by reference.

(ix)	Form of Ninth Amendment to the Distribution Agreement, previously filed as Exhibit 99.e(1)(ix) with Post-Effective Amendment No. 205 to the Registrant’s registration statement on January 9, 2023, is hereby incorporated by reference.

(x)	Tenth Amendment to the Distribution Agreement, previously filed as Exhibit 99.e(1)(x) with Post-Effective Amendment No. 227 to the Registrant’s registration statement on April 5, 2023, is hereby incorporated by reference.

(2)	Form of Authorized Participant Agreement, previously filed as Exhibit 99.e.2 with Pre-Effective Amendment No. 2 to the Registrant’s registration statement on October 17, 2014, is hereby incorporated by reference.

(f)	Bonus or Profit Sharing Contracts.

Not Applicable.

(g)	Custodian Agreements

(1)	Custody Agreement between the Registrant and U.S. Bank National Association, previously filed as Exhibit 99.g.1 with Pre-Effective Amendment No. 2 to the Registrant’s registration statement on October 17, 2014, is hereby incorporated by reference.

(i)	Seventeenth Amendment and Amended Exhibit B to the Custody Agreement between the Registrant and U.S. Bank National Association, previously filed as Exhibit 99.g(1)(i) with Post-Effective Amendment No. 111 to the Registration statement on March 18, 2022, is hereby incorporated by reference.

(ii)	Eighteenth Amendment and Amended Exhibit B to the Custody Agreement between the Registrant and U.S. Bank National Association, previously filed as Exhibit 99.g(1)(ii) with Post-Effective Amendment No. 134 to the Registrant’s registration statement on June 22, 2022, is hereby incorporated by reference.

(iii)	Nineteenth Amendment and Amended Exhibit B to the Custody Agreement between the Registrant and U.S. Bank National Association, previously filed as Exhibit 99.g(1)(iii) with Post-Effective Amendment No. 146 to the Registrant’s registration statement on August 4, 2022, is hereby incorporated by reference.

(iv)	Twentieth Amendment and Amended Exhibit B to the Custody Agreement between the Registrant and U.S. Bank National Association, previously filed as Exhibit 99.g(1)(iv) with Post-Effective Amendment No. 146 to the Registrant’s registration statement on August 4, 2022, is hereby incorporated by reference.

(v)	Twenty-first Amendment and Amended Exhibit B to the Custody Agreement between the Registrant and U.S. Bank National Association, previously filed as Exhibit 99.g(1)(v) with Post-Effective Amendment No. 151 to the Registrant’s registration statement on August 11, 2022, is hereby incorporated by reference.

(vi)	Twenty-second Amendment and Amended Exhibit B to the Custody Agreement between the Registrant and U.S. Bank National Association, previously filed as Exhibit 99.g.(1)(vi) with Post-Effective Amendment No. 165 to the Registrant’s registration statement on September 7, 2022, is hereby incorporated by reference.

(vii)	Twenty-third Amendment and Amended Exhibit B to the Custody Agreement between the Registrant and U.S. Bank National Association, previously filed as Exhibit 99.g.(1)(vii) with Post-Effective Amendment No. 174 to the Registrant’s registration statement on September 26, 2022, is hereby incorporated by reference.

(viii)	Twenty-fourth Amendment and Amended Exhibit B to the Custody Agreement between the Registrant and U.S. Bank National Association, previously filed as Exhibit 99.g(1)(viii) with Post-Effective Amendment No. 188 to the Registrant’s registration statement on November 4, 2022, is hereby incorporated by reference.

(ix)	Twenty-fifth Amendment and Amended Exhibit B to the Custody Agreement between the Registrant and U.S. Bank National Association, previously filed as Exhibit 99.g(1)(ix) with Post-Effective Amendment No. 188 to the Registrant’s registration statement on November 4, 2022, is hereby incorporated by reference.

(x)	Twenty-sixth Amendment and Amended Exhibit B to the Custody Agreement between the Registrant and U.S. Bank National Association, previously filed as Exhibit 99.g(1)(x) with Post-Effective Amendment No. 220 to the Registrant’s registration statement on March 9, 2023, is hereby incorporated by reference.

(xi)	Twenty-seventh Amendment and Amended Exhibit B to the Custody Agreement between the Registrant and U.S. Bank National Association, previously filed as Exhibit 99.g(1)(xi) with Post-Effective Amendment No. 227 to the Registrant’s registration statement on April 5, 2023, is hereby incorporated by reference.

(xii)	Twenty-eighth Amendment and Amended Exhibit B to the Custody Agreement between the Registrant and U.S. Bank National Association, previously filed as Exhibit 99.g(1)(xii) with Post-Effective Amendment No. 227 to the Registrant’s registration statement on April 5, 2023, is hereby incorporated by reference.

(xiii)	Twenty-ninth Amendment and Amended Exhibit B to the Custody Agreement between the Registrant and U.S. Bank National Association – previously filed as Exhibit 99.g.(1)(xiii) with Post-Effective Amendment No. 231 to the Registrant’s registration statement on April 19, 2023, is hereby incorporated by reference.

(xiv)	Thirtieth Amendment and Amended Exhibit B to the Custody Agreement between the Registrant and U.S. Bank National Association, previously filed as Exhibit 99.g.(1)(xiv) with Post-Effective Amendment No. 239 to the Registrant’s registration statement on May 31, 2023, is hereby incorporated by reference.

(h)	Other Material Contracts.

(1)	Transfer Agent Servicing Agreement between the Registrant and U.S. Bancorp Fund Services, LLC, previously filed as Exhibit 99.h.1 with Pre-Effective Amendment No. 2 to the Registrant’s registration statement on October 17, 2014, is hereby incorporated by reference.

(i)	Seventeenth Amendment and Amended Exhibit A to the Transfer Agent Servicing Agreement between the Registrant and U.S. Bancorp, previously filed as Exhibit 99.h(1)(i) with Post-Effective Amendment No. 111 to the Registration statement on March 18, 2022, is hereby incorporated by reference.

(ii)	Eighteenth Amendment and Amended Exhibit A to the Transfer Agent Servicing Agreement between the Registrant and U.S. Bancorp, previously filed as Exhibit 99.h(1)(ii) with Post-Effective Amendment No. 134 to the Registrant’s registration statement on June 22, 2022, is hereby incorporated by reference.

(iii)	Nineteenth Amendment and Amended Exhibit A to the Transfer Agent Servicing Agreement between the Registrant and U.S. Bancorp, previously filed as Exhibit 99.h(1)(iii) with Post-Effective Amendment No. 146 to the Registrant’s registration statement on August 4, 2022, is hereby incorporated by reference.

(iv)	Twentieth Amendment and Amended Exhibit A to the Transfer Agent Servicing Agreement between the Registrant and U.S. Bancorp, previously filed as Exhibit 99.h(1)(iv) with Post-Effective Amendment No. 146 to the Registrant’s registration statement on August 4, 2022, is hereby incorporated by reference.

(v)	Twenty-first Amendment and Amended Exhibit A to the Transfer Agent Servicing Agreement between the Registrant and U.S. Bancorp, previously filed as Exhibit 99.h(1)(v) with Post-Effective Amendment No. 151 to the Registrant’s registration statement on August 11, 2022, is hereby incorporated by reference.

(vi)	Twenty-second Amendment and Amended Exhibit A to the Transfer Agent Servicing Agreement between the Registrant and U.S. Bancorp, previously filed as Exhibit 99.h(1)(vi) with Post-Effective Amendment No. 165 to the Registrant’s registration statement on September 7, 2022, is hereby incorporated by reference.

(vii)	Twenty-third Amendment and Amended Exhibit A to the Transfer Agent Servicing Agreement between the Registrant and U.S. Bancorp, previously filed as Exhibit 99.h(1)(vii) with Post-Effective Amendment No. 174 to the Registrant’s registration statement on September 26, 2022, is hereby incorporated by reference.

(viii)	Twenty-fourth Amendment and Amended Exhibit A to the Transfer Agent Servicing Agreement between the Registrant and U.S. Bancorp, previously filed as Exhibit 99.h(1)(viii) with Post-Effective Amendment No. 188 to the Registrant’s registration statement on November 4, 2022, is hereby incorporated by reference.

(ix)	Twenty-fifth Amendment and Amended Exhibit A to the Transfer Agent Servicing Agreement between the Registrant and U.S. Bancorp, previously filed as Exhibit 99.h(1)(ix) with Post-Effective Amendment No. 188 to the Registrant’s registration statement on November 4, 2022, is hereby incorporated by reference.

(x)	Twenty-sixth Amendment and Amended and Amended Exhibit A to the Transfer Agent Servicing Agreement between the Registrant and U.S. Bancorp, previously filed as Exhibit 99.h(1)(x) with Post-Effective Amendment No. 220 to the Registrant’s registration statement on March 3, 2023, is hereby incorporated by reference.

(xi)	Twenty-seventh Amendment and Amended and Amended Exhibit A to the Transfer Agent Servicing Agreement between the Registrant and U.S. Bancorp, previously filed as Exhibit 99.h(1)(xi) with Post-Effective Amendment No. 227 to the Registrant’s registration statement on April 5, 2023, is hereby incorporated by reference.

(xii)	Twenty-eighth Amendment and Amended and Amended Exhibit A to the Transfer Agent Servicing Agreement between the Registrant and U.S. Bancorp, previously filed as Exhibit 99.h(1)(xii) with Post-Effective Amendment No. 227 to the Registrant’s registration statement on April 5, 2023, is hereby incorporated by reference.

(xiii)	Twenty-ninth Amendment and Amended and Amended Exhibit A to the Transfer Agent Servicing Agreement between the Registrant and U.S. Bancorp - previously filed as Exhibit 99.h(1)(xiii) with Post-Effective Amendment No. 231 to the Registrant’s registration statement on April 19, 2023, is hereby incorporated by reference.

(xiv)	Thirtieth Amendment and Amended Exhibit A to the Transfer Agent Servicing Agreement between the Registrant and U.S. Bancorp, previously filed as Exhibit 99.h(1)(xiv) with Post-Effective Amendment No. 239 to the Registrant’s registration statement on May 31, 2023, is hereby incorporated by reference.

(2)	Fund Administration Servicing Agreement between the Registrant and U.S. Bancorp Fund Services, LLC, previously filed as Exhibit 99.h.2 with Pre-Effective Amendment No. 2 to the Registrant’s registration statement on October 17, 2014, is hereby incorporated by reference.

(i)	Seventeenth Amendment and Amended Exhibit A to the Fund Administration Servicing Agreement between the Registrant and U.S. Bancorp Fund Services, LLC, previously filed as Exhibit 99.h(2)(i) with Post-Effective Amendment No. 111 to the Registration statement on March 18, 2022, is hereby incorporated by reference.

(ii)	Eighteenth Amendment and Amended Exhibit A to the Fund Administration Servicing Agreement between the Registrant and U.S. Bancorp Fund Services, LLC, previously filed as Exhibit 99.h(2)(ii) with Post-Effective Amendment No. 134 to the Registrant’s registration statement on June 22, 2022, is hereby incorporated by reference.

(iii)	Nineteenth Amendment and Amended Exhibit A to the Fund Administration Servicing Agreement between the Registrant and U.S. Bancorp Fund Services, LLC, previously filed as Exhibit 99.h(2)(iii) with Post-Effective Amendment No. 146 to the Registrant’s registration statement on August 4, 2022, is hereby incorporated by reference.

(iv)	Twentieth Amendment and Amended Exhibit A to the Fund Administration Servicing Agreement between the Registrant and U.S. Bancorp Fund Services, LLC, previously filed as Exhibit 99.h(2)(iv) with Post-Effective Amendment No. 146 to the Registrant’s registration statement on August 4, 2022, is hereby incorporated by reference.

(v)	Twenty-first Amendment and Amended Exhibit A to the Fund Administration Servicing Agreement between the Registrant and U.S. Bancorp Fund Services, LLC, previously filed as Exhibit 99.h(2)(v) with Post-Effective Amendment No. 151 to the Registrant’s registration statement on August 11, 2022, is hereby incorporated by reference.

(vi)	Twenty-second Amendment and Amended Exhibit A to the Fund Administration Servicing Agreement between the Registrant and U.S. Bancorp Fund Services, LLC, previously filed as Exhibit 99.h(2)(vi) with Post-Effective Amendment No. 165 to the Registrant’s registration statement on September 7, 2022, is hereby incorporated by reference.

(vii)	Twenty-third Amendment and Amended Exhibit A to the Fund Administration Servicing Agreement between the Registrant and U.S. Bancorp Fund Services, LLC, previously filed as Exhibit 99.h(2)(vii) with Post-Effective Amendment No. 174 to the Registrant’s registration statement on September 26, 2022, is hereby incorporated by reference.

(viii)	Twenty-fourth Amendment and Amended Exhibit A to the Fund Administration Servicing Agreement between the Registrant and U.S. Bancorp Fund Services, LLC, previously filed as Exhibit 99.h(2)(viii) with Post-Effective Amendment No. 188 to the Registrant’s registration statement on November 4, 2022, is hereby incorporated by reference.

(ix)	Twenty-fifth Amendment and Amended Exhibit A to the Fund Administration Servicing Agreement between the Registrant and U.S. Bancorp Fund Services, LLC, previously filed as Exhibit 99.h(2)(ix) with Post-Effective Amendment No. 188 to the Registrant’s registration statement on November 4, 2022, is hereby incorporated by reference.

(x)	Twenty-sixth Amendment and Amended Exhibit A to the Fund Administration Servicing Agreement between the Registrant and U.S. Bancorp Fund Services, LLC, previously filed as Exhibit 99.h(2)(x) with Post-Effective Amendment No. 220 to the Registrant’s registration statement on March 9, 2023, is hereby incorporated by reference.

(xi)	Twenty-seventh Amendment and Amended Exhibit A to the Fund Administration Servicing Agreement between the Registrant and U.S. Bancorp Fund Services, LLC, previously filed as Exhibit 99.h(2)(xi) with Post-Effective Amendment No. 227 to the Registrant’s registration statement on April 5, 2023, is hereby incorporated by reference.

(xii)	Twenty-eighth Amendment and Amended Exhibit A to the Fund Administration Servicing Agreement between the Registrant and U.S. Bancorp Fund Services, LLC, previously filed as Exhibit 99.h(2)(xii) with Post-Effective Amendment No. 227 to the Registrant’s registration statement on April 5, 2023, is hereby incorporated by reference.

(xiii)	Twenty-ninth Amendment and Amended Exhibit A to the Fund Administration Servicing Agreement between the Registrant and U.S. Bancorp Fund Services, LLC – previously filed as Exhibit 99.h(2)(xiii) with Post-Effective Amendment No. 231 to the Registrant’s registration statement on April 19, 2023, is hereby incorporated by reference.

(xiv)	Thirtieth Amendment and Amended Exhibit A to the Fund Administration Servicing Agreement between the Registrant and U.S. Bancorp Fund Services, LLC, previously filed as Exhibit 99.h(2)(xiv) with Post-Effective Amendment No. 239 to the Registrant’s registration statement on May 31, 2023, is hereby incorporated by reference.

(3)	Fund Accounting Servicing Agreement between the Registrant and U.S. Bancorp Fund Services, LLC, previously filed as Exhibit 99.h.3 with Pre-Effective Amendment No. 2 to the Registrant’s registration statement on October 17, 2014, is hereby incorporated by reference.

(i)	Seventeenth Amendment and Amended Exhibit A to the Fund Accounting Servicing Agreement between the Registrant and U.S. Bancorp Fund Services, LLC, previously filed as Exhibit 99.h(3)(i) with Post-Effective Amendment No. 111 to the Registration statement on March 18, 2022, is hereby incorporated by reference.

(ii)	Eighteenth Amendment and Amended Exhibit A to the Fund Accounting Servicing Agreement between the Registrant and U.S. Bancorp Fund Services, LLC, previously filed as Exhibit 99.h(3)(ii) with Post-Effective Amendment No. 134 to the Registrant’s registration statement on June 22, 2022, is hereby incorporated by reference.

(iii)	Nineteenth Amendment and Amended Exhibit A to the Fund Accounting Servicing Agreement between the Registrant and U.S. Bancorp Fund Services, LLC, previously filed as Exhibit 99.h(3)(iii) with Post-Effective Amendment No. 146 to the Registrant’s registration statement on August 4, 2022, is hereby incorporated by reference.

(iv)	Twentieth Amendment and Amended Exhibit A to the Fund Accounting Servicing Agreement between the Registrant and U.S. Bancorp Fund Services, LLC, previously filed as Exhibit 99.h(3)(iv) with Post-Effective Amendment No. 146 to the Registrant’s registration statement on August 4, 2022, is hereby incorporated by reference.

(v)	Twenty-first Amendment and Amended Exhibit A to the Fund Accounting Servicing Agreement between the Registrant and U.S. Bancorp Fund Services, LLC, previously filed as Exhibit 99.h(3)(v) with Post-Effective Amendment No. 151 to the Registrant’s registration statement on August 11, 2022, is hereby incorporated by reference.

(vi)	Twenty-second Amendment and Amended Exhibit A to the Fund Accounting Servicing Agreement between the Registrant and U.S. Bancorp Fund Services, LLC, previously filed as Exhibit 99.h(3)(vi) with Post-Effective Amendment No, 165 to the Registrant’s registration statement on September 7, 2022, is hereby incorporated by reference.

(vii)	Twenty-third Amendment and Amended Exhibit A to the Fund Accounting Servicing Agreement between the Registrant and U.S. Bancorp Fund Services, LLC, previously filed as Exhibit 99.h(3)(vii) with Post-Effective Amendment No. 174 to the Registrant’s registration statement on September 26, 2022, is hereby incorporated by reference.

(viii)	Twenty-fourth Amendment and Amended Exhibit A to the Fund Accounting Servicing Agreement between the Registrant and U.S. Bancorp Fund Services, LLC, previously filed as Exhibit 99.h(3)(viii) with Post-Effective Amendment No. 188 to the Registrant’s registration statement on November 4, 2022, is hereby incorporated by reference.

(ix)	Twenty-fifth Amendment and Amended Exhibit A to the Fund Accounting Servicing Agreement between the Registrant and U.S. Bancorp Fund Services, LLC, previously filed as Exhibit 99.h(3)(ix) with Post-Effective Amendment No. 188 to the Registrant’s registration statement on November 4, 2022, is hereby incorporated by reference.

(x)	Twenty-sixth Amendment and Amended Exhibit A to the Fund Accounting Servicing Agreement between the Registrant and U.S. Bancorp Fund Services, LLC, previously filed as Exhibit 99.h(3)(x) with Post-Effective Amendment No. 220 to the Registrant’s registration statement on March 9, 2023, is hereby incorporated by reference.

(xi)	Twenty-seventh Amendment and Amended Exhibit A to the Fund Accounting Servicing Agreement between the Registrant and U.S. Bancorp Fund Services, LLC, previously filed as Exhibit 99.h(3)(xi) with Post-Effective Amendment No. 227 to the Registrant’s registration statement on April 5, 2023, is hereby incorporated by reference.

(xii)	Twenty-eighth Amendment and Amended Exhibit A to the Fund Accounting Servicing Agreement between the Registrant and U.S. Bancorp Fund Services, LLC, previously filed as Exhibit 99.h(3)(xii) with Post-Effective Amendment No. 227 to the Registrant’s registration statement on April 5, 2023, is hereby incorporated by reference.

(xiii)	Twenty-ninth Amendment and Amended Exhibit A to the Fund Accounting Servicing Agreement between the Registrant and U.S. Bancorp Fund Services, LLC - previously filed as Exhibit 99.h(3)(xiii) with Post-Effective Amendment No. 231 to the Registrant’s registration statement on April 19, 2023, is hereby incorporated by reference.

(xiv)	Thirtieth Amendment and Amended Exhibit A to the Fund Accounting Servicing Agreement between the Registrant and U.S. Bancorp Fund Services, LLC, previously filed as Exhibit 99.h(3)(xiv) with Post-Effective Amendment No. 239 to the Registrant’s registration statement on May 31, 2023, is hereby incorporated by reference.

(4)	Fourth Amended and Restated Fee Waiver Agreement between the Registrant, on behalf of Alpha Architect Value Momentum Trend ETF, and Empowered Funds, LLC, previously filed as Exhibit 99.h.4 with Post-Effective Amendment No. 41 to the Registrant’s registration statement on November 23, 2020, is hereby incorporated by reference.

(5)	Index License Agreement between Life + Liberty Indexes and Empowered Funds, LLC, previously filed as Exhibit 99.h.5 with Post-Effective Amendment No. 17 to the Registrant’s registration statement on May 17, 2019, is hereby incorporated by reference.

(6)	Sublicense Agreement between Empowered Funds, LLC and the Registrant related to the Freedom 100 Emerging Markets ETF, previously filed as Exhibit 99.h.6 with Post-Effective Amendment No. 17 to the Registrant’s registration statement on May 17, 2019, is hereby incorporated by reference.

(7)	Amended and Restated Index License Agreement between Merlyn.AI Corporation and Empowered Funds, LLC, previously filed as Exhibit 99.h.7 with Post-Effective Amendment No. 41 to the Registrant’s registration statement on November 23, 2020, is hereby incorporated by reference.

(8)	Amended and Restated Sublicense Agreement between Empowered Funds, LLC and the Registrant related to MAI Bull-Rider Bear-Fighter Index, MAI Tactical Growth and Income Index, MAI Best-of-Breed Core Momentum Index, MAI SectorSurfer Momentum Index, previously filed as Exhibit 99.h.8 with Post-Effective Amendment No. 41 to the Registrant’s registration statement on November 23, 2020, is hereby incorporated by reference.

(9)	[Intentionally Omitted]

(10)	Fee Waiver Agreement between the Registrant, for Merlyn.AI Best-of-Breed Core Momentum ETF and Merlyn.AI SectorSurfer Momentum ETF, and Empowered Funds, LLC, previously filed as Exhibit 99.h.10 with Post-Effective Amendment No. 95 to the Registrant’s registration statement on December 1, 2021, is hereby incorporated by reference.

(11)	Amended and Restated License Agreement among the Registrant, Empowered Funds, LLC, and Upholdings Group, LLC for UPHOLDINGS Compound Kings ETF, previously filed as Exhibit 99.h.11 with Post-Effective Amendment No. 50 to the Registrant’s registration statement on January 25, 2021, is hereby incorporated by reference.

(12)	Agreement and Plan of Reorganization between, inter alia, the Registrant, on behalf of its series, the UPHOLDINGS Compound Kings ETF and Upholdings Funds LLC, on behalf of its series, the Flagship Fund, previously filed as Exhibit 99.h.12 with Post-Effective Amendment No. 50 to the Registrant’s registration statement on January 25, 2021, is hereby incorporated by reference.

(13)	Fee Waiver Agreement between the Registrant, for Discipline Fund ETF, and Empowered Funds, LLC, previously filed as Exhibit 99.h.13 with Post-Effective Amendment No. 86 to the Registrant’s registration statement on September 15, 2021, is hereby incorporated by reference.

(14)	Fee Waiver Agreement between the Registrant, for the UPHOLDINGS Compound Kings ETF, and Empowered Funds, LLC, previously filed as Exhibit 99.h.14 with Post-Effective Amendment No. 134 to the Registrant’s registration statement on June 22, 2022, is hereby incorporated by reference.

(15)	Fee Waiver Agreement between the Registrant, for AOT Growth and Innovation ETF, and Empowered Funds, LLC, previously filed as Exhibit 99.h.15 with Post-Effective Amendment No. 134 to the Registrant’s registration statement on June 22, 2022, is hereby incorporated by reference.

(16)	[Intentionally Omitted]

(17)	[Intentionally Omitted]

(18)	Index Licensing Agreement between Empowered Funds, LLC and Solactive AG, previously filed as Exhibit 99.h.18 with Post-Effective Amendment No. 146 to the Registrant’s registration statement on August 4, 2022, is hereby incorporated by reference.

(19)	Index License Agreement between Strive Asset Management, LLC and Solactive AG, previously filed as Exhibit 99.h.19 with Post-Effective Amendment No. 146 to the Registrant’s registration statement on August 4, 2022, is hereby incorporated by reference.

(20)	Fee Waiver Agreement between Registrant, for the Alpha Architect High Inflation and Deflation ETF, and Empowered Funds, LLC, previously filed as Exhibit 99.h.20 with Post-Effective Amendment No. 192 to the Registrant’s registration statement on November 15, 2022, is hereby incorporated by reference.

(21)	Master Index Services License Agreement between Empowered Funds, LLC and Bloomberg Index Services Limited on behalf of the Strive 1000 Growth ETF, Strive 1000 Value ETF, Strive 2000 ETF, Strive 1000 Dividend Growth ETF and Strive FAANG 2.0 ETF, previously filed as Exhibit 99.h.21 with Post-Effective Amendment No. 188 to the Registrant’s registration statement on November 4, 2022, is hereby incorporated by reference.

(22)	Master Index Services License Agreement between Strive Asset Management, LLC and Bloomberg Index Services Limited on behalf of the Strive 1000 Growth ETF, Strive 1000 Value ETF, Strive 2000 ETF, Strive 1000 Dividend Growth ETF and Strive FAANG 2.0 ETF, previously filed as Exhibit 99.h.22 with Post-Effective Amendment No. 188 to the Registrant’s registration statement on November 4, 2022, is hereby incorporated by reference.

(23)	Fee Waiver Agreement between Registrant, for the Alpha Architect Tail Risk ETF, and Empowered Funds, LLC – previously filed as Exhibit 99.h.23 with Post-Effective Amendment No. 191 to the Registrant’s registration statement on November 10, 2022, is hereby incorporated by reference.

(24)	Fee Waiver Agreement between Registrant, for the Alpha Architect 1-3 Month Box ETF, and Empowered Funds, LLC, previously filed as Exhibit 99.h.24 with Post-Effective Amendment No. 193 to the Registrant’s registration statement on November 15, 2022, is hereby incorporated by reference.

(25)	Fee Waiver Agreement between Registrant, for the Alpha Architect Value Momentum Trend ETF, and Empowered Funds, LLC, previously filed as Exhibit 99.h.25 with Post-Effective Amendment No. 212 to the Registrant’s registration statement on January 30, 2023, is hereby incorporated by reference.

(i)	Legal Opinions.

(1)	Opinion and Consent of Counsel for ValueShares U.S. Quantitative Value ETF, ValueShares International Quantitative Value ETF, MomentumShares U.S. Quantitative Momentum ETF and MomentumShares International Quantitative Momentum ETF previously filed as Exhibit 99.i with Pre-Effective Amendment No. 2 to the Registrant’s registration statement on October 17, 2014, is hereby incorporated by reference.

(2)	Opinion and Consent of Counsel for Alpha Architect Value Momentum Trend ETF previously filed as Exhibit 99.i. with Post-Effective Amendment No. 8 to the Registrant’s registration statement on April 26, 2017, is hereby incorporated by reference.

(3)	Opinion and Consent of Counsel for Freedom 100 Emerging Markets ETF, previously filed as Exhibit 99.i.3 with Post-Effective Amendment No. 17 to the Registrant’s registration statement on May 17, 2019, is hereby incorporated by reference.

(4)	Opinion and Consent of Counsel for Merlyn.AI Bull-Rider Bear-Fighter ETF and Merlyn.AI Tactical Growth and Income ETF, previously filed as Exhibit 99.i.4 with Post-Effective Amendment No. 23 to the Registrant’s registration statement on October 15, 2019, is hereby incorporated by reference.

(5)	Opinion and Consent of Counsel for Gadsden Dynamic Multi-Asset ETF, previously filed as Exhibit 99.i.5 with Post-Effective Amendment No. 38 to the Registrant’s registration statement on November 2, 2020, is hereby incorporated by reference.

(6)	Opinion and Consent of Counsel for Merlyn.AI Best-of-Breed Core Momentum ETF and Merlyn.AI SectorSurfer Momentum ETF, previously filed as Exhibit 99.i.6 with Post-Effective Amendment No. 46 to the Registrant’s registration statement on December 23, 2020, is hereby incorporated by reference.

(7)	Opinion and Consent of Counsel for UPHOLDINGS Compound Kings ETF, previously filed as Exhibit 99.i.7 with Post-Effective Amendment No. 47 to the Registrant’s registration statement on December 23, 2020, is hereby incorporated by reference.

(8)	Opinion and Consent of Counsel for Freedom Day Dividend ETF, previously filed as Exhibit 99.i.8 with Post-Effective Amendment No. 67 to the Registrant’s registration statement on May 3, 2021, is hereby incorporated by reference.

(9)	[Intentionally Omitted]

(10)	Opinion and Consent of Counsel for Sparkline Intangible Value ETF, previously filed as Exhibit 99.1.10 with Post-Effective Amendment No. 67 to the Registrant’s registration statement on June 23, 2021, is hereby incorporated by reference.

(11)	[Intentionally Omitted]

(12)	[Intentionally Omitted]

(13)	Opinion and Consent of Counsel for the Discipline Fund ETF, previously filed as Exhibit 99.i.13 with Post-Effective Amendment No. 86 to the Registrant’s registration statement on September 15, 2021, is hereby incorporated by reference.

(14)	Opinion and Consent of Counsel for the Guru Favorite Stocks ETF, previously filed as Exhibit 99.i.14 with Post-Effective Amendment No. 99 to the Registrant’s registration statement on December 14, 2021, is hereby incorporated by reference.

(15)	[Intentionally Omitted]

(16)	[Intentionally Omitted]

(17)	Opinion and Consent of Counsel for the ROC ETF, previously filed as Exhibit 99.i.17 with Post-Effective Amendment No. 111 to the Registrant’s registration statement on March 18, 2022, is hereby incorporated by reference.

(18)	Opinion and Consent of Counsel for the Relative Sentiment Tactical Allocation ETF, previously filed as Exhibit 99.i.18 with Post-Effective Amendment No. 120 to the Registrant’s registration statement on May 13, 2022, is hereby incorporated by reference.

(19)	[Intentionally Omitted]

(20)	Opinion and Consent of Counsel for the Argent Mid Cap ETF, previously filed as Exhibit 99.i.20 with Post-Effective Amendment No. 153 to the Registrant’s registration statement on August 15, 2022, is hereby incorporated by reference.

(21)	Opinion and Consent of Counsel for the AOT Growth and Innovation ETF, previously filed as Exhibit 99.i.21 with Post-Effective Amendment No. 134 to the Registrant’s registration statement on June 22, 2022, is hereby incorporated by reference.

(22)	[Intentionally Omitted]

(23)	Opinion and Consent of Counsel for the EA Bridgeway Blue Chip ETF, previously filed as Exhibit 99.i.23 with Post-Effective Amendment No. 151 to the Registrant’s registration statement on August 11, 2022, is hereby incorporated by reference.

(24)	Opinion and Consent of Counsel for the Strive U.S. Energy ETF, previously filed as Exhibit 99.i.24 with Post-Effective Amendment No. 146 to the Registrant’s registration statement on August 4, 2022, is hereby incorporated by reference.

(25)	Opinion and Consent of Counsel for the Alpha Architect 1-3 Month Box ETF previously filed as Exhibit 99.h.24 with Post-Effective Amendment No. 193 to the Registrant’s registration statement on November 15, 2022, is hereby incorporated by reference.

(26)	Opinion and Consent of Counsel for the Altrius Global Dividend ETF, previously filed as Exhibit 99.i.25 with Post-Effective Amendment No. 174 to the Registrant’s registration statement on September 26, 2022, is hereby incorporated by reference.

(27)	Opinion and Consent of Counsel for the Burney U.S. Factor Rotation ETF - previously filed as Exhibit 99.i.27 with Post-Effective Amendment No. 180 to the Registrant’s registration statement on October 7, 2022, is hereby incorporated by reference.

(28)	Opinion and Consent of Counsel for the Alpha Architect High Inflation and Deflation ETF, previously filed as Exhibit 99.i.28 with Post-Effective Amendment No. 192 to the Registrant’s registration statement on November 15, 2022, is hereby incorporated by reference.

(29)	Opinion and Consent of Counsel for the Alpha Architect Tail Risk ETF – previously filed as Exhibit 99.i.29 with Post-Effective Amendment No. 191 to the Registrant’s registration statement on November 10, 2022, is hereby incorporated by reference.

(30)	Opinion and Consent of Counsel for the Strive 1000 Growth ETF, Strive 1000 Value ETF, Strive 2000 ETF and Strive 1000 Dividend Growth ETF, previously filed as Exhibit 99.i.30 with Post-Effective Amendment No. 188 to the Registrant’s registration statement on November 4, 2022, is hereby incorporated by reference.

(31)	Opinion and Consent of Counsel for the EA Bridgeway Omni Small-Cap Value ETF – previously filed as Exhibit 99.i.31 with Post-Effective Amendment No. 199 to the Registrant’s registration statement on December 19, 2022, is hereby incorporated by reference.

(32)	Opinion and Consent of Counsel for the Strive 500 ETF, previously filed as Exhibit 99.i.32 with Post-Effective Amendment No. 165 to the Registrant’s registration statement on September 7, 2022, is hereby incorporated by reference.

(33)	Opinion and Consent of Counsel for the Strive U.S. Semiconductor ETF and Strive U.S. Technology ETF, previously filed as Exhibit 99.i.33 with Post-Effective Amendment No. 179 to the Registrant’s registration statement on October 3, 2022, is hereby incorporated by reference.

(34)	Opinion and Consent of Counsel for the Strive FAANG 2.0 ETF – To be filed by amendment.

(35)	Opinion and Consent of Counsel for the Euclidean Fundamental Value ETF previously filed as Exhibit 99.i.36 with Post-Effective Amendment No. 228 to the Registrant’s registration statement on April 6, 2023, is hereby incorporated by reference.

(36)	Opinion and Consent of Counsel for the Bridges Capital Tactical Equity ETF previously filed as Exhibit 99.i.37 with Post-Effective Amendment No. 227 to the Registrant’s registration statement on April 5, 2023, is hereby incorporated by reference.

(37)	Opinion and Consent of Counsel for the Strive Emerging Markets Ex-China ETF, previously filed as Exhibit 99.i.38 with Post-Effective Amendment No. 205 to the Registrant’s registration statement on January 9, 2023, is hereby incorporated by reference.

(38)	Opinion and Consent of Counsel for the MKAM ETF previously filed as Exhibit 99.i.38 with Post-Effective Amendment No. 229 to the Registrant’s registration statement on April 6, 2023, is hereby incorporated by reference.

(39)	Opinion and Consent of Counsel for the Strive Developed Markets ETF – To be filed by amendment.

(40)	Opinion and Consent of Counsel for the Morgan Dempsey Large Cap Value ETF – previously filed as Exhibit 99.i.40 with Post-Effective Amendment No. 231 to the Registrant’s registration statement on April 19, 2023, is hereby incorporated by reference.

(41)	Opinion and Consent of Counsel for the Strive Total Return Bond ETF and Strive Enhanced Income Short Maturity ETF – To be filed by amendment.

(42)	Opinion and Consent of Counsel for the Bushido Capital US Equity ETF – To be filed by amendment.

(43)	Opinion and Consent of Counsel for the Astoria US Quality Kings ETF – To be filed by amendment.

(44)	Opinion and Consent of Counsel for the MarketDesk Focused U.S. Dividend ETF – To be filed by amendment.

(45)	Opinion and Consent of Counsel for the WHITEWOLF Publicly Listed Private Equity ETF and WHITEWOLF Commercial Real Estate Finance Income ETF – To be filed by amendment.

(46)	Opinion and Consent of Counsel for the TBG Dividend Growth ETF – To be filed by amendment.

(j)	Consent to reference Independent Registered Public Accounting Firm – To be filed by amendment.

(k)	Omitted Financial Statements.

Not Applicable.

(l)	Initial Capital Agreement, previously filed as Exhibit 99.l with Post-Effective Amendment No. 2 to the Registrant’s registration statement on January 28, 2016, is hereby incorporated by reference.

(m)	Rule 12b-1 Plan.

(1)	Distribution Plan pursuant to Rule 12b-1, previously filed as Exhibit 99.m.1 with Pre-Effective Amendment No. 2 to the Registrant’s registration statement on October 17, 2014, is hereby incorporated by reference.

(2)	Form of Amended and Restated Schedule I to Distribution Plan, previously filed as Exhibit 99.m.2 with Post-Effective Amendment No. 102 to the Registrant’s registration statement on January 19, 2022, is hereby incorporated by reference.

(3)	Amended and Restated Schedule I to Distribution Plan, previously filed as Exhibit 99.m.3 with Post-Effective Amendment No. 111 to the Registrant’s registration statement on March 18, 2022, is hereby incorporated by reference.

(4)	Amended and Restated Schedule I to Distribution Plan, previously filed as Exhibit 99.m.4 with Post-Effective Amendment No. 120 to the Registrant’s registration statement on May 13, 2022, is hereby incorporated by reference.

(5)	Amended and Restated Schedule I to Distribution Plan, previously filed as Exhibit 99.m.5 with Post-Effective Amendment No. 134 to the Registrant’s registration statement on June 22, 2022, is hereby incorporated by reference.

(6)	Amended and Restated Schedule I to Distribution Plan, previously filed as Exhibit 99.m.6 with Post-Effective Amendment No. 153 to the Registrant’s registration statement on August 15, 2022, is hereby incorporated by reference.

(7)	Amended and Restated Schedule I to Distribution Plan, previously filed as Exhibit 99.m.7 with Post-Effective Amendment No. 188 to the Registrant’s registration statement on November 4, 2022, is hereby incorporated by reference.

(8)	Amended and Restated Schedule I to Distribution Plan, previously filed as Exhibit 99.m.8 with Post-Effective Amendment No. 192 to the Registrant’s registration statement on November 15, 2022, is hereby incorporated by reference.

(9)	Amended and Restated Schedule I to Distribution Plan previously filed as Exhibit 99.m.9 with Post-Effective Amendment No. 205 to the Registrant’s registration statement on January 9, 2023, is hereby incorporated by reference.

(n)	Rule 18f-3 Plan.

Not Applicable.

(o)	Reserved.

(p)	Code of Ethics.

(1)	Code of Ethics of the Registrant, previously filed as Exhibit 99.p.1 with Pre-Effective Amendment No. 2 to the Registrant’s registration statement on October 17, 2014, is hereby incorporated by reference.

(2)	Code of Ethics of Empowered Funds, LLC, previously filed as Exhibit 99.p.2 with Pre-Effective Amendment No. 2 to the Registrant’s registration statement on October 17, 2014, is hereby incorporated by reference.

(3)	Code of Ethics of Gadsden, LLC, previously filed as Exhibit 99.p.4 with Post-Effective Amendment No. 31 to the Registrant’s registration statement on August 12, 2020, is hereby incorporated by reference.

(4)	Code of Ethics of Upholdings Group LLC, previously filed as Exhibit 99.p.4 with Post-Effective Amendment No. 45 to the Registrant’s registration statement on December 14, 2020, is hereby incorporated by reference.

(5)	Code of Ethics of Freedom Day Solutions, LLC, previously filed as Exhibit 99.p.5 with Post-Effective Amendment No. 67 to the Registrant’s registration statement on May 3, 2021, is hereby incorporated by reference.

(6)	[Intentionally Omitted]

(7)	Code of Ethics of Sparkline Capital LP, previously filed as Exhibit 99.p.7 with Post-Effective Amendment No. 67 to the Registrant’s registration statement on June 23, 2021, is hereby incorporated by reference.

(8)	[Intentionally Omitted]

(9)	[Intentionally Omitted]

(10)	Code of Ethics of Orcam Financial Group, LLC, previously filed as Exhibit 99.p.10 with Post-Effective Amendment No. 86 to the Registrant’s registration statement on September 15, 2021, is hereby incorporated by reference.

(11)	Code of Ethics of GuruFocus Investments, LLC, previously filed as Exhibit 99.p.11 with Post-Effective Amendment No. 99 to the Registrant’s registration statement on December 14, 2021, is hereby incorporated by reference.

(12)	[Intentionally Omitted]

(13)	[Intentionally Omitted]

(14)	Code of Ethics of ROC Investments, LLC, previously filed as Exhibit 99.p.14 with Post-Effective Amendment No. 111 to the Registrant’s registration statement on March 18, 2022, is hereby incorporated by reference.

(15)	Code of Ethics of Relative Sentiment Technologies, LLC, previously filed as Exhibit 99.p.15 with Post-Effective Amendment No. 120 to the Registrant’s registration statement on May 13, 2022, is hereby incorporated by reference.

(16)	[Intentionally Omitted].

(17)	Code of Ethics of Argent Capital Management LLC, previously filed as Exhibit 99.p.17 with Post-Effective Amendment No. 153 to the Registrant’s registration statement on August 15, 2022, is hereby incorporated by reference.

(18)	Code of Ethics of AOT Invest, LLC, previously filed as Exhibit 99.p.18 with Post-Effective Amendment No. 134 to the Registrant’s registration statement on June 22, 2022, is hereby incorporated by reference.

(19)	Code of Ethics of Bridgeway Capital Management, LLC, previously filed as Exhibit 99.p.19 with Post-Effective Amendment No. 151 to the Registrant’s registration statement on August 11, 2022, is hereby incorporated by reference.

(20)	Code of Ethics of Strive Asset Management, LLC, previously filed as Exhibit 99.p.20 with Post-Effective Amendment No. 146 to the Registrant’s registration statement on August 4, 2022, is hereby incorporated by reference.

(21)	Code of Ethics of Arin Risk Advisors, LLC – previously filed as Exhibit 99.p.21 with Post-Effective Amendment No. 191 to the Registrant’s registration statement on November 10, 2022, is hereby incorporated by reference.

(22)	Code of Ethics of Altrius Capital Management, Inc., previously filed as Exhibit 99.p.22 with Post-Effective Amendment No. 174 to the Registrant’s registration statement on September 26, 2022, is hereby incorporated by reference.

(23)	Code of Ethics of The Burney Company – previously filed as Exhibit 99.p.23 with Post-Effective Amendment No. 180 to the Registrant’s registration statement on October 7, 2022, is hereby incorporated by reference.

(24)	Code of Ethics of Euclidean Technologies Management, LLC – previously filed as Exhibit 99.p.24 with Post-Effective Amendment No. 228 to the Registrant’s registration statement on April 6, 2023, is hereby incorporated by reference.

(25)	Code of Ethics of Bridges Capital, LLC – previously filed as Exhibit 99.p.25 with Post-Effective Amendment No. 228 to the Registrant’s registration statement on April 6, 2023, is hereby incorporated by reference.

(26)	Code of Ethics of MKAM ETF LLC – – previously filed as Exhibit 99.p.26 with Post-Effective Amendment No. 229 to the Registrant’s registration statement on April 6, 2023, is hereby incorporated by reference.

(27)	Code of Ethics of Morgan Dempsey Capital Management LLC – previously filed as Exhibit 99.p.27 with Post-Effective Amendment No. 231 to the Registrant’s registration statement on April 19, 2023, is hereby incorporated by reference.

(28)	Code of Ethics of Sepio Capital L.P. – To be filed by amendment.

(29)	Code of Ethics of Astoria Portfolio Advisors, LLC – To be filed by amendment.

(30)	Code of Ethics of MarketDesk Indices, LLC – To be filed by amendment.

(31)	Code of Ethics of White Wolf Capital Advisors, LLC – To be filed by amendment.

(32)	Code of Ethics of Madison Avenue Financial Solutions, LLC – To be filed by amendment.

(q)	Other

(1)	Power of Attorney – Filed herewith.

Item 29. Persons Controlled By or Under Common Control with the Registrant:

None.

Item 30. Indemnification:

Under the terms of the Delaware Statutory Trust Act (“DSTA”) and the Registrant’s Agreement and Declaration of Trust (“Declaration of Trust”), no officer or trustee of the Registrant shall have any liability to the Registrant, its shareholders, or any other party for damages, except to the extent such limitation of liability is precluded by Delaware law, the Declaration of Trust or the By-Laws of the Registrant.

Subject to the standards and restrictions set forth in the Declaration of Trust, DSTA, Section 3817, permits a statutory trust to indemnify and hold harmless any trustee, beneficial owner or other person from and against any and all claims and demands whatsoever. DSTA, Section 3803 protects trustees, officers, managers and other employees, when acting in such capacity, from liability to any person other than the Registrant or beneficial owner for any act, omission or obligation of the Registrant or any trustee thereof, except as otherwise provided in the Declaration of Trust.

The Declaration of Trust provides that any person who is or was a Trustee, officer, employee or other agent, including the underwriter, of such Trust shall be liable to the Trust and its shareholders only for (1) any act or omission that constitutes a bad faith violation of the implied contractual covenant of good faith and fair dealing, or (2) the person’s own willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such person (such conduct referred to herein as Disqualifying Conduct) and for nothing else. Except in these instances and to the fullest extent that limitations of liability of agents are permitted by the DSTA, these Agents (as defined in the Declaration of Trust) shall not be responsible or liable for any act or omission of any other Agent of the Trust or any investment adviser or principal underwriter. Moreover, except and to the extent provided in these instances, none of these Agents, when acting in their respective capacity as such, shall be personally liable to any other person, other than such Trust or its shareholders, for any act, omission or obligation of the Trust or any trustee thereof.

The Trust shall indemnify, out of its property, to the fullest extent permitted under applicable law, any of the persons who was or is a party or is threatened to be made a party to any Proceeding (as defined in the Declaration of Trust) because the person is or was an Agent of such Trust. These persons shall be indemnified against any Expenses (as defined in the Declaration of Trust), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with the Proceeding if the person acted in good faith or, in the case of a criminal proceeding, had no reasonable cause to believe that the conduct was unlawful. The termination of any Proceeding by judgment, order, settlement, conviction or plea of nolo contendere or its equivalent shall not in itself create a presumption that the person did not act in good faith or that the person had reasonable cause to believe that the person’s conduct was unlawful. There shall nonetheless be no indemnification for a person’s own Disqualifying Conduct.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to Trustees, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a Trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such Trustee, officer or controlling person in connection with securities being registered, the Registrant may be required, unless in the opinion of its counsel the matter has been settled by controlling precedent, to submit to a court or appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 31. Business and Other Connections of Investment Adviser:

This Item incorporates by reference each investment adviser’s Uniform Application for Investment Adviser Registration (“Form ADV”) on file with the SEC, as listed below. Each Form ADV may be obtained, free of charge, at the SEC’s website at www.adviserinfo.sec.gov. Additional information as to any other business, profession, vocation or employment of a substantial nature engaged in by each officer and director of the below-listed investment advisers is included in the Trust’s Statement of Additional Information.

Investment Adviser	SEC File No.

Empowered Funds, LLC	801-79835

Gadsden, LLC	801-112416

Upholdings Group LLC	801-119773

Freedom Day Solutions, LLC	801-66190

Sparkline Capital LP	801-121161

Orcam Financial Group, LLC	801-121561

ROC Investments, LLC	801-122743

GuruFocus Investments, LLC	801-122727

Relative Sentiment Technologies, LLC	801-123211

Argent Capital Management LLC	801-55903

AOT Invest LLC	801-124742

Bridgeway Capital Management, LLC	801-44394

Strive Asset Management, LLC	801-125907

Arin Risk Advisors, LLC	801-70598

Altrius Capital Management, Inc.	801-63153

The Burney Company	801-10232

Euclidean Technologies Management, LLC	801-72806

Bridges Capital, LLC	801-127316

Morgan Dempsey Capital Management, LLC	801-48064

Sepio Capital L.P.	801-108889

Astoria Portfolio Advisors, LLC	801-119078

MarketDesk Indices LLC	801-128530

White Wolf Capital Advisors, LLC	801-120718

Madison Avenue Financial Solutions, LLC	801-118936

Item 32. Quasar Distributors, LLC

Item 32(a)	Quasar Distributors, LLC (the “Distributor”) serves as principal underwriter for the following investment companies registered under the Investment Company Act of 1940, as amended:

1.	American Trust Allegiance Fund, Series of Advisors Series Trust
2.	Capital Advisors Growth Fund, Series of Advisors Series Trust
3.	Chase Growth Fund, Series of Advisors Series Trust
4.	Davidson Multi Cap Equity Fund, Series of Advisors Series Trust
5.	Edgar Lomax Value Fund, Series of Advisors Series Trust
6.	First Sentier American Listed Infrastructure Fund, Series of Advisors Series Trust
7.	First Sentier Global Listed Infrastructure Fund, Series of Advisors Series Trust
8.	Fort Pitt Capital Total Return Fund, Series of Advisors Series Trust
9.	Huber Large Cap Value Fund, Series of Advisors Series Trust
10.	Huber Mid Cap Value Fund, Series of Advisors Series Trust
11.	Huber Select Large Cap Value Fund, Series of Advisors Series Trust
12.	Huber Small Cap Value Fund, Series of Advisors Series Trust
13.	Logan Capital Broad Innovative Growth ETF, Series of Advisors Series Trust
14.	O’Shaughnessy Market Leaders Value Fund, Series of Advisors Series Trust
15.	PIA BBB Bond Fund, Series of Advisors Series Trust
16.	PIA High Yield Fund, Series of Advisors Series Trust
17.	PIA High Yield (MACS) Fund, Series of Advisors Series Trust
18.	PIA MBS Bond Fund, Series of Advisors Series Trust
19.	PIA Short-Term Securities Fund, Series of Advisors Series Trust
20.	Poplar Forest Cornerstone Fund, Series of Advisors Series Trust
21.	Poplar Forest Partners Fund, Series of Advisors Series Trust
22.	Pzena Emerging Markets Value Fund, Series of Advisors Series Trust
23.	Pzena International Small Cap Value Fund, Series of Advisors Series Trust
24.	Pzena International Value Fund, Series of Advisors Series Trust
25.	Pzena Mid Cap Value Fund, Series of Advisors Series Trust
26.	Pzena Small Cap Value Fund, Series of Advisors Series Trust
27.	Reverb ETF, Series of Advisors Series Trust
28.	Scharf Fund, Series of Advisors Series Trust
29.	Scharf Global Opportunity Fund, Series of Advisors Series Trust
30.	Scharf Multi-Asset Opportunity Fund, Series of Advisors Series Trust
31.	Semper MBS Total Return Fund, Series of Advisors Series Trust
32.	Semper Short Duration Fund, Series of Advisors Series Trust
33.	Shenkman Capital Floating Rate High Income Fund, Series of Advisors Series Trust
34.	Shenkman Capital Short Duration High Income Fund, Series of Advisors Series Trust
35.	VegTech Plant-based Innovation & Climate ETF, Series of Advisors Series Trust
36.	The Aegis Funds
37.	Allied Asset Advisors Funds
38.	Angel Oak Funds Trust
39.	Angel Oak Strategic Credit Fund
40.	Barrett Opportunity Fund, Inc.
41.	Brookfield Investment Funds
42.	Buffalo Funds
43.	Cushing® Mutual Funds Trust
44.	DoubleLine Funds Trust
45.	EA Series Trust (f/k/a Alpha Architect ETF Trust)
46.	Ecofin Tax-Advantaged Social Impact Fund, Inc.
47.	AAM Bahl & Gaynor Small/Mid Cap Income Growth ETF, Series of ETF Series Solutions
48.	AAM Low Duration Preferred and Income Securities ETF, Series of ETF Series Solutions
49.	AAM S&P 500 Emerging Markets High Dividend Value ETF, Series of ETF Series Solutions
50.	AAM S&P 500 High Dividend Value ETF, Series of ETF Series Solutions

51.	AAM S&P Developed Markets High Dividend Value ETF, Series of ETF Series Solutions
52.	AAM Transformers ETF, Series of ETF Series Solutions
53.	AlphaMark Actively Managed Small Cap ETF, Series of ETF Series Solutions
54.	Aptus Collared Income Opportunity ETF, Series of ETF Series Solutions
55.	Aptus Defined Risk ETF, Series of ETF Series Solutions
56.	Aptus Drawdown Managed Equity ETF, Series of ETF Series Solutions
57.	Aptus Enhanced Yield ETF, Series of ETF Series Solutions
58.	Blue Horizon BNE ETF, Series of ETF Series Solutions
59.	BTD Capital Fund, Series of ETF Series Solutions
60.	Carbon Strategy ETF, Series of ETF Series Solutions
61.	Cboe Vest 10 Year Interest Rate Hedge ETF, Series of ETF Series Solutions
62.	ClearShares OCIO ETF, Series of ETF Series Solutions
63.	ClearShares Piton Intermediate Fixed Income Fund, Series of ETF Series Solutions
64.	ClearShares Ultra-Short Maturity ETF, Series of ETF Series Solutions
65.	Distillate International Fundamental Stability & Value ETF, Series of ETF Series Solutions
66.	Distillate Small/Mid Cash Flow ETF, Series of ETF Series Solutions
67.	Distillate U.S. Fundamental Stability & Value ETF, Series of ETF Series Solutions
68.	ETFB Green SRI REITs ETF, Series of ETF Series Solutions
69.	Hoya Capital High Dividend Yield ETF, Series of ETF Series Solutions
70.	Hoya Capital Housing ETF, Series of ETF Series Solutions
71.	iBET Sports Betting & Gaming ETF, Series of ETF Series Solutions
72.	International Drawdown Managed Equity ETF, Series of ETF Series Solutions
73.	LHA Market State Alpha Seeker ETF, Series of ETF Series Solutions
74.	LHA Market State Tactical Beta ETF, Series of ETF Series Solutions
75.	LHA Market State Tactical Q ETF, Series of ETF Series Solutions
76.	Loncar Cancer Immunotherapy ETF, Series of ETF Series Solutions
77.	Loncar China BioPharma ETF, Series of ETF Series Solutions
78.	McElhenny Sheffield Managed Risk ETF, Series of ETF Series Solutions
79.	Nationwide Dow Jones® Risk-Managed Income ETF, Series of ETF Series Solutions
80.	Nationwide Nasdaq-100 Risk-Managed Income ETF, Series of ETF Series Solutions
81.	Nationwide Russell 2000® Risk-Managed Income ETF, Series of ETF Series Solutions
82.	Nationwide S&P 500® Risk-Managed Income ETF, Series of ETF Series Solutions
83.	NETLease Corporate Real Estate ETF, Series of ETF Series Solutions
84.	Opus Small Cap Value ETF, Series of ETF Series Solutions
85.	Roundhill Acquirers Deep Value ETF, Series of ETF Series Solutions
86.	The Acquirers Fund, Series of ETF Series Solutions
87.	U.S. Global GO GOLD and Precious Metal Miners ETF, Series of ETF Series Solutions
88.	U.S. Global JETS ETF, Series of ETF Series Solutions
89.	U.S. Global Sea to Sky Cargo ETF, Series of ETF Series Solutions
90.	US Vegan Climate ETF, Series of ETF Series Solutions
91.	First American Funds, Inc.
92.	FundX Investment Trust
93.	The Glenmede Fund, Inc.
94.	The Glenmede Portfolios
95.	The GoodHaven Funds Trust
96.	Greenspring Fund, Incorporated
97.	Harding, Loevner Funds, Inc.
98.	Hennessy Funds Trust
99.	Horizon Funds
100.	Hotchkis & Wiley Funds
101.	Intrepid Capital Management Funds Trust
102.	Jacob Funds Inc.
103.	The Jensen Quality Growth Fund Inc.
104.	Kirr, Marbach Partners Funds, Inc.
105.	Core Alternative ETF, Series of Listed Funds Trust

106.	Wahed Dow Jones Islamic World ETF, Series of Listed Funds Trust
107.	Wahed FTSE USA Shariah ETF, Series of Listed Funds Trust
108.	LKCM Funds
109.	LoCorr Investment Trust
110.	MainGate Trust
111.	ATAC Rotation Fund, Series of Managed Portfolio Series
112.	Cove Street Capital Small Cap Value Fund, Series of Managed Portfolio Series
113.	Ecofin Global Energy Transition Fund, Series of Managed Portfolio Series
114.	Ecofin Global Renewables Infrastructure Fund, Series of Managed Portfolio Series
115.	Ecofin Global Water ESG Fund, Series of Managed Portfolio Series
116.	Ecofin Sustainable Water Fund, Series of Managed Portfolio Series
117.	Jackson Square Large-Cap Growth Fund, Series of Managed Portfolio Series
118.	Jackson Square SMID-Cap Growth Fund, Series of Managed Portfolio Series
119.	Kensington Active Advantage Fund, Series of Managed Portfolio Series
120.	Kensington Dynamic Growth Fund, Series of Managed Portfolio Series
121.	Kensington Managed Income Fund, Series of Managed Portfolio Series
122.	LK Balanced Fund, Series of Managed Portfolio Series
123.	Muhlenkamp Fund, Series of Managed Portfolio Series
124.	Nuance Concentrated Value Fund, Series of Managed Portfolio Series
125.	Nuance Concentrated Value Long Short Fund, Series of Managed Portfolio Series
126.	Nuance Mid Cap Value Fund, Series of Managed Portfolio Series
127.	Port Street Quality Growth Fund, Series of Managed Portfolio Series
128.	Principal Street High Income Municipal Fund, Series of Managed Portfolio Series
129.	Principal Street Short Term Municipal Fund, Series of Managed Portfolio Series
130.	Reinhart Genesis PMV Fund, Series of Managed Portfolio Series
131.	Reinhart International PMV Fund, Series of Managed Portfolio Series
132.	Reinhart Mid Cap PMV Fund, Series of Managed Portfolio Series
133.	Tortoise Energy Infrastructure and Income Fund, Series of Managed Portfolio Series
134.	Tortoise Energy Infrastructure Total Return Fund, Series of Managed Portfolio Series
135.	Tortoise North American Pipeline Fund, Series of Managed Portfolio Series
136.	V-Shares MSCI World ESG Materiality and Carbon Transition ETF, Series of Managed Portfolio Series
137.	V-Shares US Leadership Diversity ETF, Series of Managed Portfolio Series
138.	Greenspring Income Opportunities Fund, Series of Manager Directed Portfolios
139.	Hood River International Opportunity Fund, Series of Manager Directed Portfolios
140.	Hood River Small-Cap Growth Fund, Series of Manager Directed Portfolios
141.	Mar Vista Strategic Growth Fund, Series of Manager Directed Portfolios
142.	Vert Global Sustainable Real Estate Fund, Series of Manager Directed Portfolios
143.	Matrix Advisors Funds Trust
144.	Matrix Advisors Value Fund, Inc.
145.	Monetta Trust
146.	Nicholas Equity Income Fund, Inc.
147.	Nicholas Fund, Inc.
148.	Nicholas II, Inc.
149.	Nicholas Limited Edition, Inc.
150.	Permanent Portfolio Family of Funds
151.	Perritt Funds, Inc.
152.	Procure ETF Trust II
153.	Professionally Managed Portfolios
154.	Prospector Funds, Inc.
155.	Provident Mutual Funds, Inc.
156.	Abbey Capital Futures Strategy Fund, Series of The RBB Fund, Inc.
157.	Abbey Capital Multi-Asset Fund, Series of The RBB Fund, Inc.
158.	Adara Smaller Companies Fund, Series of The RBB Fund, Inc.
159.	Aquarius International Fund, Series of The RBB Fund, Inc.
160.	Boston Partners All Cap Value Fund, Series of The RBB Fund, Inc.

161.	Boston Partners Emerging Markets Dynamic Equity Fund, Series of The RBB Fund, Inc.
162.	Boston Partners Emerging Markets Fund, Series of The RBB Fund, Inc.
163.	Boston Partners Global Equity Fund, Series of The RBB Fund, Inc.
164.	Boston Partners Global Long/Short Fund, Series of The RBB Fund, Inc.
165.	Boston Partners Global Sustainability Fund, Series of The RBB Fund, Inc.
166.	Boston Partners Long/Short Equity Fund, Series of The RBB Fund, Inc.
167.	Boston Partners Long/Short Research Fund, Series of The RBB Fund, Inc.
168.	Boston Partners Small Cap Value Fund II, Series of The RBB Fund, Inc.
169.	Campbell Systematic Macro Fund, Series of The RBB Fund, Inc.
170.	Motley Fool 100 Index ETF, Series of The RBB Fund, Inc.
171.	Motley Fool Capital Efficiency 100 Index ETF, Series of The RBB Fund, Inc.
172.	Motley Fool Global Opportunities ETF, Series of The RBB Fund, Inc.
173.	Motley Fool Mid-Cap Growth ETF, Series of The RBB Fund, Inc.
174.	Motley Fool Next Index ETF, Series of The RBB Fund, Inc.
175.	Motley Fool Small-Cap Growth ETF, Series of The RBB Fund, Inc.
176.	Optima Strategic Credit Fund, Series of The RBB Fund, Inc.
177.	SGI Global Equity Fund, Series of The RBB Fund, Inc.
178.	SGI Peak Growth Fund, Series of The RBB Fund, Inc.
179.	SGI Prudent Growth Fund, Series of The RBB Fund, Inc.
180.	SGI Small Cap Core Fund, Series of The RBB Fund, Inc.
181.	SGI U.S. Large Cap Equity Fund, Series of The RBB Fund, Inc.
182.	SGI U.S. Small Cap Equity Fund, Series of The RBB Fund, Inc.
183.	US Treasury 10 Year Note ETF, Series of The RBB Fund, Inc.
184.	US Treasury 12 Month Bill ETF, Series of The RBB Fund, Inc.
185.	US Treasury 2 Year Note ETF, Series of The RBB Fund, Inc.
186.	US Treasury 20 Year Bond ETF, Series of The RBB Fund, Inc.
187.	US Treasury 3 Month Bill ETF, Series of The RBB Fund, Inc.
188.	US Treasury 3 Year Note ETF, Series of The RBB Fund, Inc.
189.	US Treasury 30 Year Bond ETF, Series of The RBB Fund, Inc.
190.	US Treasury 5 Year Note ETF, Series of The RBB Fund, Inc.
191.	US Treasury 6 Month Bill ETF, Series of The RBB Fund, Inc.
192.	US Treasury 7 Year Note ETF, Series of The RBB Fund, Inc.
193.	WPG Partners Select Small Cap Value Fund, Series of The RBB Fund, Inc.
194.	WPG Partners Small Cap Value Diversified Fund, Series of The RBB Fund, Inc.
195.	The RBB Fund Trust
196.	RBC Funds Trust
197.	Series Portfolios Trust
198.	Thompson IM Funds, Inc.
199.	TrimTabs ETF Trust
200.	Trust for Advised Portfolios
201.	Barrett Growth Fund, Series of Trust for Professional Managers
202.	Bright Rock Mid Cap Growth Fund, Series of Trust for Professional Managers
203.	Bright Rock Quality Large Cap Fund, Series of Trust for Professional Managers
204.	CrossingBridge Low Duration High Yield Fund, Series of Trust for Professional Managers
205.	CrossingBridge Responsible Credit Fund, Series of Trust for Professional Managers
206.	CrossingBridge Ultra-Short Duration Fund, Series of Trust for Professional Managers
207.	Dearborn Partners Rising Dividend Fund, Series of Trust for Professional Managers
208.	Jensen Global Quality Growth Fund, Series of Trust for Professional Managers
209.	Jensen Quality Value Fund, Series of Trust for Professional Managers
210.	Rockefeller Climate Solutions Fund, Series of Trust for Professional Managers
211.	Terra Firma US Concentrated Realty Fund, Series of Trust for Professional Managers
212.	USQ Core Real Estate Fund
213.	Wall Street EWM Funds Trust
214.	Wisconsin Capital Funds, Inc.

Item 32(b)	The following are the Officers and Manager of the Distributor, the Registrant’s underwriter. The Distributor’s main business address is 111 E. Kilbourn Ave., Suite 2200, Milwaukee, WI 53202.

Name	Address	Position with Underwriter	Position with Registrant
Teresa Cowan	111 E. Kilbourn Ave, Suite 2200, Milwaukee, WI 53202	President/Manager	None

Chris Lanza	Three Canal Plaza, Suite 100, Portland, ME 04101	Vice President	None

Kate Macchia	Three Canal Plaza, Suite 100, Portland, ME 04101	Vice President	None

Susan L. LaFond	111 E. Kilbourn Ave, Suite 2200, Milwaukee, WI 53202	Vice President and Chief Compliance Officer and Treasurer	None

Kelly B. Whetstone	Three Canal Plaza, Suite 100, Portland, ME 04101	Secretary	None

Item 32(c)	Not applicable.

Item 33. Location of Accounts and Records:

Information regarding the books and other documents required to be maintained by Section 31(a) of the 1940 Act, and the rules promulgated thereunder, are provided in the Registrant’s most recent report on Form N-CEN.

Item 34. Management Services:

None.

Item 35. Undertakings:

None.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 (the “Securities Act”) and the Investment Company Act of 1940, the Trust certifies that it meets all of the requirements for effectiveness of this Post-Effective Amendment to its Registration Statement on Form N-1A under Rule 485(b) under the Securities Act and has duly caused this Post-Effective Amendment No. 249 to the Registrant’s Registration Statement (File No. 333-195493) to be signed on its behalf by the undersigned, duly authorized, in the City of Havertown, Commonwealth of Pennsylvania, on this 13th day of July, 2023.

EA SERIES TRUST

By:	/s/ Patrick R. Cleary
Patrick Cleary
President, Chief Executive Officer and Secretary

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Patrick R. Cleary	President, Chief Executive Officer and Secretary	July 13, 2023
Patrick Cleary*

/s/ Sean R. Hegarty	Treasurer and Principal Financial Officer	July 13, 2023
Sean R. Hegarty*

/s/ Wesley R. Gray	Trustee	July 13, 2023
Wesley R. Gray*

/s/ Daniel Dorn	Trustee	July 13, 2023
Daniel Dorn*

/s/ Michael Pagano	Trustee	July 13, 2023
Michael Pagano*

/s/ Emeka Oguh	Trustee	July 13, 2023
Emeka Oguh*

*By:	/s/ Patrick R. Cleary
Patrick R. Cleary
Attorney-in-Fact
*(Pursuant to Power of Attorney filed herewith)

Exhibit Index

Exhibit No.	Description
EX-99.(q)(1)	Power of Attorney